EXHIBIT 99.1

NEWS RELEASE

 Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO  80112
For more information contact:
Company:	Investor Relations:
Marc LeVier, President & CEO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: 303.507.3842	Phone: 716.843.3908
Email: mlevier@texasrareearth.com	Email: dpawlowski@keiadvisors.com

Texas Rare Earth Resources Names Former Newmont Mining
Executive Anthony Garcia as
Senior Vice President of Project Development

Charged to Apply Engineering and Development Experience from Newmont and Bechtel Metals and Mining to Advance Exploration and Development of
Round Top Heavy Rare Earth Project

Sierra Blanca, TX and Denver, CO, August 9, 2011-- Texas Rare Earth Resources Corp. (the “Company”) (OTCQB:TRER), a heavy rare earths exploration, development and mining company, today announced that Anthony Garcia has joined the Company as Senior Vice President of Project Development.  Most recently, Mr. Garcia served as Value Assurance Senior Director for Newmont Mining (NYSE: NEM), where he oversaw the review of 35 projects in Newmont’s pipeline.  Earlier in his career, Mr. Garcia progressed through a series of promotions at Bechtel Mining and Metals.

Marc LeVier, President and Chief Executive Officer of the Company, stated, “We expect that Anthony’s hands-on experience with engineering design and the construction of significant mining projects will provide us with a distinctive advantage as we begin development efforts at our flagship Round Top project, which we believe positions us to be a leading, global low-cost producer for rare earth minerals as the demand for heavy metals continues to grow.  He has also managed various remediation activities while coordinating interaction with state and federal regulators, which significantly strengthens our compliance program.”

Mr. Garcia has more than 20 years of project/engineering management, design, and field experience in the mining and metals industry.  He has been involved with studies, detailed design, construction, and the commissioning of a wide range of metals and mining projects around the world.  He has worked on remediation of uranium mine and mill operations as a member of an engineering design/construction team required to regularly interface with state and federal regulators.  Mr. Garcia also has experience working in in-situ recovery uranium projects at the Palagena Mine in Southwest Texas.  He earned his BS, Master’s degree in Engineering, and an MBA in Industrial Engineering from Colorado State University.

About Texas Rare Earth

Texas Rare Earth Resources Corp.'s primary focus is developing its Round Top Mountain rare earth—beryllium-uranium project which also includes niobium, tantalum and gallium.  Round Top is located in Hudspeth County, Texas, 85 miles east of El Paso, Texas.  Independently published data indicates the property may contain more than one billion metric tons of rhyolite containing rare earth minerals with potentially a 67% ratio of heavy to light rare earth minerals.  Prior exploratory work also indicates what the Company believes to be a potentially large, high-grade beryllium mineralization.  Uranium mineralization is also present in the deposit.  The Company’s common stock trades on the OTCQB Market tier under the symbol “TRER.”

For more information on Texas Rare Earth Resources Corp., visit its website at http://www.texasrareearth.com.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our Round Top Mountain rare earth-beryllium-uranium project currently does not contain any known proven or probable ore reserves under SEC reporting standards and our reference above to the metric tons of rhyolite contained at the project is a reference only to estimated in-place tonnage.  U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Texas Rare Earth Resources expects or anticipates will or may occur in the future, including such things as the potential development of the Round Top rare earth—beryllium-uranium project, estimates of mineralized material, the potential advantages of hiring Mr. Garcia, the potential positioning of the Company to be a leading, global low-cost producer of rare earth minerals, the potential ratio of heavy to light rare earth minerals present at the Round Top project, the number of metric tons of rhyolite contained at the Round Top project  and other such similar matters are forward-looking statements.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Texas Rare Earth Resources to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of mineralized material estimates, risks relating to completing drilling and metallurgical testing at the Round Top project, risks related to project development determinations, risks related to fluctuations in the price of rare earth minerals, the inherently hazardous nature of mining-related activities, potential effects on Texas Rare Earth Resource’s operations of environmental regulations, risks due to legal proceedings, risks related to uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the heading “Risk Factors” in Texas Rare Earth Resource’s latest annual report on Form 10-K as filed on February 8, 2011, as amended, April 19, 2011, and other documents filed with the U.S. Securities and Exchange Commission.  Although Texas Rare Earth Resources has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Texas Rare Earth Resources assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.